EXHIBIT 99.1
News Release
Investor Contact: Erik Aldag, (212) 878-1831
For Immediate Release April 28, 2022

Minerals Technologies Reports First Quarter 2022 Earnings Per Share of $1.33, or $1.36 Excluding Special Items, a Record Quarter for the Company
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Highlights:
•	EPS of $1.36 Excluding Special Items, a Record for the Company and Up 16% YoY
•	Sales of $519 Million, a Record First Quarter and Up 15% YoY, Reflecting Double-Digit Gains in All Segments
•	Operating Income of $66 Million, or $68 Million Excluding Special Items, a Record First Quarter and Up 15% YoY
•	Returns to Shareholders Totaled $19 Million, Comprised of Share Repurchases and Dividends

NEW YORK, April 28, 2022 – Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today reported diluted earnings per share of $1.33, or $1.36 excluding special items for the first quarter ended April 3, 2022, compared with $1.17 in the prior year.

“MTI’s record performance in the first quarter is the result of successful execution on several fronts. We are realizing the benefits of our strategic growth initiatives – driven by multi-year advancements in new product development, geographic expansion, and acquisitions.  In addition, we delivered a solid operating performance and implemented pricing actions that more than offset inflationary costs,” said Douglas T. Dietrich, Chairman of the Board and Chief Executive Officer. “We see this level of growth and solid performance continuing through 2022, setting us up for another record year.”

Mr. Dietrich added, “Over the past few years, we have transformed MTI’s portfolio of businesses into one with structurally higher growth potential. Our expanded consumer specialty product lines, combined with our leading industrial positions, provide a solid platform for continued profitable growth.”

First Quarter 2022

Worldwide net sales were $519.1 million, up 9 percent sequentially and 15 percent above the prior year on continued execution of strategic growth initiatives, strong demand across all segments, and continued pricing actions. Foreign exchange had an unfavorable impact on sales of $16 million, or 4 percentage points versus the prior year.

Operating income excluding special items was $67.8 million, a record first quarter, up 24 percent sequentially and 15 percent above the prior year. Operating margin excluding special items of 13.1 percent of sales improved 160 basis points sequentially and 10 basis points versus the prior year.

Segment Information

Performance Materials segment sales were $272.1 million in the first quarter, up 6 percent sequentially and 18 percent above the prior year.

Household, Personal Care & Specialty Products sales increased 13 percent sequentially and 30 percent versus the prior year on continued strong demand for consumer-oriented products and the acquisition of Normerica. Metalcasting sales were slightly lower sequentially and versus prior year, primarily due to temporarily reduced demand in China. Overall foundry customer demand remains strong in both North America and Asia. Environmental Products sales grew 18 percent sequentially and 38 percent versus the prior year on higher levels of project activity. Building Materials sales were 10 percent lower sequentially and 2 percent lower than prior year, primarily due to construction project labor availability in the Northwest US.

Segment operating income excluding special items was $34.7 million, 19 percent higher sequentially and 16 percent above the prior year. Operating margin excluding special items was 12.8 percent of sales, up 140 basis points sequentially, primarily driven by pricing actions and operational efficiencies.

The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for consumer-oriented and industrial markets and for non-residential construction, environmental remediation, and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of Precipitated Calcium Carbonate (PCC) Products and Processed Minerals Products, were $163.1 million in the first quarter, 15 percent higher sequentially and 10 percent above the prior year.

PCC sales were 15 percent higher sequentially and 10 percent above the prior year on continued strong demand and higher pricing for paper, packaging, and specialty PCC applications. PCC is used in paper and packaging, automotive and construction sealants, and the food and pharmaceutical industries.

Processed Minerals sales were 15 percent higher sequentially and 11 percent above the prior year on continued strong construction and consumer products demand as well as higher pricing. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass, and other manufacturing industries.

Segment operating income was $18.4 million and represented 11.3 percent of sales. Operating margin improved 110 basis points sequentially and was below the prior year due to the timing of contractual and negotiated price increases relative to continued inflationary cost increases.

Refractories segment sales were $83.9 million in the first quarter, up 6 percent sequentially and 14 percent higher than the prior year on the ramp up of new business volumes and stable steel market conditions in North America and Europe.

Segment operating income was $16.5 million, 33 percent higher sequentially and 38 percent above the prior year. Operating margin was strong at 19.7 percent of sales, primarily driven by pricing actions and operational efficiencies. The Refractories segment provides products and services primarily to the worldwide steel industry.

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Minerals Technologies will host a conference call tomorrow, April 29, 2022, at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on April 29, 2022.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward‐looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations and forecasts of future events such as new products, revenues and financial performance, and are not limited to describing historical or current facts. They can be identified by the use of words such as “believes,” “expects,” “plans,” “intends,” “anticipates,” and other words and phrases of similar meaning. Forward-looking statements are necessarily based on assumptions, estimates and limited information available at the time they are made. A broad variety of risks and uncertainties, both known and unknown, as well as the inaccuracy of assumptions and estimates, can affect the realization of the expectations or forecasts in these statements. Actual future results may vary materially. Significant factors that could affect the expectations and forecasts include the duration and scope of the COVID-19 pandemic, and government and other third-party responses to it; worldwide general economic, business, and industry conditions, including the effects of the COVID-19 pandemic on the global economy; the cyclicality of our customers’ businesses and their changing demands; the dependence of certain of our product lines on the commercial construction and infrastructure markets, the domestic building and construction markets, and the automotive market; our ability to effectively achieve and implement our growth initiatives, including, but not limited to, the integration of the Normerica’s business into our business and the expected benefits, cost savings, accretion, synergies and growth to result therefrom; our ability to service our debt; our ability to comply with the covenants in the agreements governing our debt; our ability to renew or extend long term sales contracts for our PCC satellite operations; consolidation in customer industries, principally paper, foundry and steel; compliance with or changes to regulation in the areas of environmental, health and safety, and tax; claims for legal, environmental and tax matters or product stewardship issues; our ability to successfully develop new products; our ability to defend our intellectual property; the increased risks of doing business abroad; the availability of raw materials and access to ore reserves at our mining operations; increases in costs of raw materials, energy, or shipping; our ability to compete in very competitive industries; operating risks and capacity limitations affecting our production facilities; seasonality of some of our segments; cybersecurity and other threats relating to our information technology systems; and other risk factors and cautionary statements in our 2021 Annual Report on Form 10‐K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward‐looking statement, whether as a result of new information, future events, or otherwise.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a global resource- and technology-based company that develops, produces, and markets a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the consumer products, paper, packaging, foundry, steel, construction, environmental, energy, and polymer industries. The Company reported sales of $1.9 billion in 2021. For further information, please visit our website at www.mineralstech.com. (MTI-E)

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth
	Apr. 3, 2022	Dec. 31, 2021	Apr. 4, 2021	Prior Qtr.	Prior Year

Net sales	$519.1	$476.9	$452.6	9%	15%

Cost of goods sold	397.4	370.9	340.8	7%	17%

Production margin	121.7	106.0	111.8	15%	9%

Marketing and administrative expenses	48.8	46.3	48.0	5%	2%
Research and development expenses	5.1	5.0	5.0	2%	2%
Acquisition related transaction and integration costs	1.6	2.1	0.0	(24)%	*

Income from operations	66.2	52.6	58.8	26%	13%

Interest expense, net	(9.8)	(9.0)	(9.9)	9%	(1)%
Non-cash pension settlement gain	0.0	1.2	0.0	*	*
Other non-operating income (deductions), net	(0.4)	5.3	0.5	*	*
Total non-operating deductions, net	(10.2)	(2.5)	(9.4)	*	9%

Income from operations before tax and equity in earnings	56.0	50.1	49.4	12%	13%

Provision for taxes on income	11.2	9.0	8.9	24%	26%
Equity in earnings of affiliates, net of tax	0.1	0.9	0.5	(89)%	(80)%

Consolidated net income	44.9	42.0	41.0	7%	10%

Less: Net income attributable to non-controlling interests	0.8	0.9	1.1	(11)%	(27)%

Net Income attributable to Minerals Technologies Inc. (MTI)	$44.1	$41.1	$39.9	7%	11%

Weighted average number of common shares outstanding:

Basic	33.1	33.3	33.8

Diluted	33.2	33.5	34.0

Earnings per share attributable to MTI:

Basic	$1.33	$1.23	$1.18	8%	13%

Diluted	$1.33	$1.23	$1.17	8%	14%

Cash dividends declared per common share	$0.05	$0.05	$0.05

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)	For comparative purposes, the quarterly periods ended April 3, 2022, December 31, 2021, and April 4, 2021 consisted of 93 days, 89 days, and 94 days, respectively.

2)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended April 3, 2022, December 31, 2021, and April 4, 2021, and a reconciliation to reported earnings per share for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended
		Apr. 3, 2022	Dec. 31, 2021	Apr. 4, 2021

	Net income attributable to MTI	$44.1	$41.1	$39.9
	% of sales	8.5%	8.6%	8.8%

	Special items:
	Acquisition related transaction and integration costs	1.6	2.1	0.0
	Non-cash pension settlement gain	0.0	(1.2)	0.0
	Related tax effects on special items	(0.4)	(0.2)	0.0

	Net income attributable to MTI, excluding special items	$45.3	$41.8	$39.9
	% of sales	8.7%	8.8%	8.8%

	Diluted earnings per share, excluding special items	$1.36	$1.25	$1.17

3)
Free cash flow is defined as cash flow from continuing operations less capital expenditures.  The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended April 3, 2022, December 31, 2021, and April 3, 2021 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended
	(millions of dollars)	Apr. 3, 2022	Dec. 31, 2021	Apr. 4, 2021

	Cash flow from operations	$0.3	$69.3	$50.9
	Capital expenditures	19.0	23.0	17.7
	Free cash flow	$(18.7)	$46.3	$33.2

	Depreciation, depletion and amortization expense	$24.2	$23.6	$24.1

4)
“Adjusted EBITDA” is a non-GAAP financial measure and refers to earnings before interest, taxes, depreciation and amortization (EBITDA), excluding special items. The following is a presentation of the Company's non-GAAP EBITDA and Adjusted EBITDA for the quarterly periods ended April 3, 2022, December 31, 2021, and April 4, 2021 and a reconciliation to net income for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance and facilitates investors' understanding of historic operating trends.

		Quarter Ended
	(millions of dollars)	Apr. 3, 2022	Dec. 31, 2021	Apr. 4, 2021

	Net income	$44.1	$41.1	$39.9
	Add back:
	Depreciation, depletion and amortization	24.2	23.6	24.1
	Interest expense, net	9.8	9.0	9.9
	Equity in earnings of affiliates, net of tax	(0.1)	(0.9)	(0.5)
	Net income attributable to non-controlling interests	0.8	0.9	1.1
	Provision for taxes on income	11.2	9.0	8.9
	EBITDA	90.0	82.7	83.4
	Add special items:
	Acquisition related transaction and integration costs	1.6	2.1	0.0
	Non-cash pension settlement charge	0.0	(1.2)	0.0
	Adjusted EBITDA	$91.6	$83.6	$83.4
	% of sales	17.6%	17.5%	18.4%

5)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended
		Apr. 3,	Dec. 31,	Apr. 4,
		2022	2021	2021
	Interest income	$0.8	$1.1	$0.6
	Interest expense	(10.6)	(10.1)	(10.5)
	Non-cash pension settlement gain	0.0	1.2	0.0
	Foreign exchange gains (losses)	0.9	7.8	1.7
	Other deductions	(1.3)	(2.5)	(1.2)
	Non-operating deductions, net	$(10.2)	$(2.5)	$(9.4)

	Included in non-operating deductions for the three-month period ended December 31, 2021 is a net non-cash pension settlement gain of $1.2 million associated with some of our pension plans in the U.S.

6)
The analyst conference call to discuss operating results for the first quarter is scheduled for Friday, April 29, 2022 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth
SALES DATA	Apr. 3, 2022	% of Total Sales	Dec. 31, 2021	% of Total Sales	Apr. 4, 2021	% of Total Sales	Prior Qtr.	Prior Year

United States	$269.7	52%	$246.7	52%	$227.5	50%	9%	19%
International	249.4	48%	230.2	48%	225.1	50%	8%	11%
Net Sales	$519.1	100%	$476.9	100%	$452.6	100%	9%	15%

Household, Personal Care & Specialty Products	$142.5	27%	$126.5	27%	$109.4	24%	13%	30%
Metalcasting	80.2	15%	84.2	18%	81.7	18%	(5)%	(2)%
Environmental Products	35.9	7%	30.5	6%	26.0	6%	18%	38%
Building Materials	13.5	3%	15.0	3%	13.8	3%	(10)%	(2)%
Performance Materials Segment	$272.1	52%	$256.2	54%	$230.9	51%	6%	18%

Paper PCC	$96.8	19%	$84.8	18%	$89.6	20%	14%	8%
Specialty PCC	24.2	5%	20.0	4%	20.4	5%	21%	19%
PCC Products	$121.0	23%	$104.8	22%	$110.0	24%	15%	10%

Ground Calcium Carbonate	$26.5	5%	$23.6	5%	$24.0	5%	12%	10%
Talc	15.6	3%	13.1	3%	13.8	3%	19%	13%
Processed Minerals Products	$42.1	8%	$36.7	8%	$37.8	8%	15%	11%

Specialty Minerals Segment	$163.1	31%	$141.5	30%	$147.8	33%	15%	10%

Refractory Products	$64.8	12%	$62.1	13%	$58.8	13%	4%	10%
Metallurgical Products	19.1	4%	17.1	4%	15.1	3%	12%	26%
Refractories Segment	$83.9	16%	$79.2	17%	$73.9	16%	6%	14%

Net Sales	$519.1	100%	$476.9	100%	$452.6	100%	9%	15%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth
	Apr. 3,	Dec. 31,	Apr. 4,	Prior	Prior
SEGMENT OPERATING INCOME DATA	2022	2021	2021	Qtr.	Year

Performance Materials Segment	$33.7	$28.5	$29.8	18%	13%
% of Sales	12.4%	11.1%	12.9%
Specialty Minerals Segment	$18.4	$14.5	$21.1	27%	(13)%
% of Sales	11.3%	10.2%	14.3%
Refractories Segment	$16.5	$12.4	$12.0	33%	38%
% of Sales	19.7%	15.7%	16.2%
Unallocated and Other Corporate Expenses	$(2.4)	$(2.8)	$(4.1)	*	*

Consolidated	$66.2	$52.6	$58.8	26%	13%
% of Sales	12.8%	11.0%	13.0%

SPECIAL ITEMS

Performance Materials Segment	$1.0	$0.6	$0.0	*	*

Specialty Minerals Segment	$0.0	$0.0	$0.0	*	*

Refractories Segment	$0.0	$0.0	$0.0	*	*

Unallocated and Other Corporate Expenses	$0.6	$1.5	$0.0	*	*

Consolidated	$1.6	$2.1	$0.0	*	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (set forth in the above table), for the quarterly periods ended April 3, 2022, December 31, 2021 and April 4, 2021, constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth
SEGMENT OPERATING INCOME,	Apr. 3, 2022	Dec. 31, 2021	Apr. 4, 2021	Prior Qtr.	Prior Year
EXCLUDING SPECIAL ITEMS

Performance Materials Segment	$34.7	$29.1	$29.8	19%	16%
% of Sales	12.8%	11.4%	12.9%
Specialty Minerals Segment	$18.4	$14.5	$21.1	27%	(13)%
% of Sales	11.3%	10.2%	14.3%
Refractories Segment	$16.5	$12.4	$12.0	33%	38%
% of Sales	19.7%	15.7%	16.2%
Unallocated Corporate Expenses	$(1.8)	$(1.3)	$(4.1)	*	*

Consolidated	$67.8	$54.7	$58.8	24%	15%
% of Sales	13.1%	11.5%	13.0%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	April 3,		December 31,
	2022	*	2021	**

Current assets:
Cash & cash equivalents	$288.0		$299.5
Short-term investments	5.1		4.9
Accounts receivable, net	397.1		367.8
Inventories	333.8		297.7
Prepaid expenses and other current assets	66.3		58.6
Total current assets	1,090.3		1,028.5

Property, plant and equipment	2,309.0		2,296.4
Less accumulated depreciation	1,262.8		1,247.3
Net property, plant & equipment	1,046.2		1,049.1

Goodwill	905.7		907.5
Intangible assets	247.9		251.6
Other assets and deferred charges	135.7		137.5

Total assets	$3,425.8		$3,374.2

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$110.0		$80.0
Current maturities of long-term debt	0.6		0.8
Accounts payable	218.6		196.1
Other current liabilities	125.9		142.9
Total current liabilities	455.1		419.8

Long-term debt	937.0		936.2
Deferred income taxes	189.0		188.1
Other non-current liabilities	241.7		250.6
Total liabilities	1,822.8		1,794.7

Total MTI shareholders' equity	1,562.0		1,539.3
Non-controlling Interests	41.0		40.2
Total shareholders' equity	1,603.0		1,579.5

Total liabilities and shareholders' equity	$3,425.8		$3,374.2

* Unaudited
** Condensed from audited financial statements.